NORTH CAROLINA Department of the Secretary of State
To all whom these presents shall come, Greetings: I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of
ARTICLES OF RESTATEMENT OF MICROCELL CORPORATION
the original of which is now on file and a matter of record in this office.

IN W1TNESS WHEREOF, I have hereunto
set my hand and affixed my official seal at the
City of Raleigh, this 26th day of October, 2001.

/s/  Elaine F. Marshall

Secretary of State

Certification Number: 5766884-1
Ref. # 4692756

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION MICROCELLCORPORATION

Pursuant to Section 55-l0-07 of the General Statues of North Carolina, the undersigned corporation hereby submits the following for the purpose of amending and restating its Articles of Incorporation and does hereby certify as follows:

1.      The name of the corporation is Microcell Corporation.

2.       The corporation's Articles of Incorporation are hereby amended and restated in their entirety, as set forth in the text of the Amended and Restated Articles of Incorporation attached hereto as Exhibit A. which contain amendments to the Articles of Incorporation that require shareholder approval.

3.       The Amended and Restated Articles of Incorporation of the corporation were adopted by its shareholders on the 24th day of October 2001, as required by the North Carolina Business Corporation Act and in the manner prescribed by law.

4.       These Amended and Restated Articles of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be signed by Ray Eshraghi, its President, this 25th day of October 2001.

MICROCELL CORPORATION

By:  /s/  Ray Eshraghi
             President

EXHIBIT A AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MICROCELL CORPORATION ARTICLE I.
The name of the corporation is Microcell Corporation (the "Corporation").
ARTICLE II.
The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.
ARTICLE III.

The street address and county of the current registered office in the State of North Carolina are 105 Scots Fir Lane, Carr, Wake County, North Carolina 27511, and the name of the current registered agent at such address is Ray Eshraghi. The mailing address of the registered office of the Corporation is the same as its street address.

ARTICLE IV.

The Corporation is authorized to issue a total of Twenty Million (20,000,000) shares, $.001 par value per share. Eighteen Million One Hundred Fifty Thousand (18,150,000) of such shares are designated "Common Stock" and One Million Eight Hundred Fifty Thousand (1,850,000) are designated "Preferred Stock," of which Eight Hundred Fifty Thousand (850,000) are designated "Series A Preferred Stock" and One Million (1,000,000) are designated "Series B Preferred Stock." The Series A Preferred Stock and Series B Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the succeeding provisions of this Article N.

            A. Dividends.

            The holders of the Series A Preferred Stock shall be entitled, when and if declared by the Board of Directors, consistent with North Carolina law, to cash dividends and distributions out of funds of the Corporation legally available for that purpose. The holders of the Series B Preferred Stock shall be entitled, when and if declared by the Board of Directors, consistent with North Carolina law, to cash dividends and distributions out of funds of the Corporation legally available for that purpose. With respect to the declaration, payment and setting apart of dividends, other than in Common Stock, whether of cash, securities of other persons, evidences of indebtedness, assets, Convertible Securities (as defined below), Stock Purchase Rights (as defined below) or rights to acquire any of the above, the holders of Preferred Stock- shall be entitled to participate with the Common Stock and receive, before any dividends shall be declared and paid upon or set aside for the Common Stock, the same dividends or distributions, on an as- converted basis, as are proposed to be distributed to the holders of Common Stock. Each share of Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted. The rights of the holders of Preferred Stock with respect to dividends of Common Stock are set forth in Section E ( I) of this Article IV.

            B. Preference on Liquidation

            1. Upon the occurrence of any Liquidating Event (as defined below), each holder of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, before any payment shall be made in respect of the Corporation's Common Stock or other series of preferred stock then in existence that is outstanding and junior to the Series A Preferred Stock and Series B Preferred Stock, the following preferential amounts. The holders of Series A Preferred Stock shall receive pari passu with the holders of Series B Preferred Stock, an amount equal to $0.30 (the "Series A Original Price") per share of Series A Preferred Stock, subject to equitable adjustment for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events with respect to such share, plus all declared but unpaid dividends on such share (the "Series A Preferential Amount"). The holders of Series B Preferred Stock shall receive pari passu with the holders of Series A Preferred Stock, an amount equal to $3.15 (the "Series B Original Price") per share of Series B Preferred Stock, subject to equitable adjustment for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events with respect to such share, plus all declared but unpaid dividends on such share (the "Series B Preferential Amount"). If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock and Series B Preferred Stock the full Series A Preferential Amount or Series B Preferential Amount, as the case may be, to which they shall be entitled, the holders of Series A Preferred Stock and Series B Preferred Stock shall share ratably in any distribution of the remaining assets according to the amounts that would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

            2. In the event of any Liquidating Event, and subject to the payment in full of the Series A Preferential Amount and Series B Preferential Amount, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock based upon the number of shares of Common Stock then held by them (as described in the following sentence). For the purposes of this subparagraph 2, (i) the holders of the Series A Preferred Stock shall be considered holders of the number of shares of Common Stock as such holder would be entitled to receive if such shares of Series A Preferred Stock held by such holder were converted to Common Stock, as set forth in Section D herein, and (ii) the holders of the Series B Preferred Stock shall be considered holders of the number of shares of Common Stock as such holder would be entitled to receive if such shares of Series B Preferred Stock held by such holder were converted to Common Stock, as set forth in Section D herein.

            3. Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of Preferred Stock at such holder's address as shown in the records of the Corporation, provided that any holder of Preferred Stock may convert its shares of Preferred Stock to Common Stock during such period at any time prior to the payment date stated in such notice.

            4. A "Liquidating Event" shall mean (i) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (ii) a sale, transfer or other disposition of substantially all the assets of the Corporation to, or a merger or consolidation into, an entity that is not controlled, directly or indirectly, by the shareholders of the Corporation; for purposes of this definition, "control' shall mean ownership of more than fifty percent of the voting power of an entity; provided, however, if the holders of a majority of the shares of Preferred Stock so elect by giving written notice to the Corporation before the effective date of a merger or consolidation or the sale of substantially all the assets of the Corporation that would otherwise be a Liquidating Event as defined herein, such merger, consolidation or sale shall not be deemed a Liquidating Event and the provisions of Subsection D.7 shall apply. The amount deemed distributed to the holders of F- Preferred Stock upon any such merger, consolidation or sale shall include the cash or the value of the property rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation and such determination shall be binding upon the holders of Preferred Stock, except that any securities to be delivered to the holders of the Preferred Stock upon any such merger, consolidation or sale shall be valued as follows:

            a. Securities not subject to investment letter or other similar restrictions on free marketability:

       (i) If traded on a securities exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

       (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the last sale prices over the 30-day period ending three (3) days prior to the closing; and

       (iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

            b. The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section B.4.a. to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

            C. Voting.

            1. Generally. Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be reduced to the nearest whole number.

            2. Voting for the Election of Directors. The number of directors of the Corporation shall be set in accordance with the corporation's Bylaws. For so long as at least 100,000 shares of Series A Preferred Stock remain outstanding (as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like with respect to such shares), the holders of the Series A Preferred Stock shall be entitled, voting as a separate class, to elect one director of the Corporation at each meeting of the shareholders held for the election of directors, or upon the taking of a written consent of shareholders for such purpose. For so long as at least 100,000 shares of Series B Preferred Stock remain outstanding (as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like with respect to such shares), the holders of the Series B Preferred Stock shall be entitled, voting as a separate class, to elect one director of the Corporation at each meeting of the shareholders held for the election of directors, or upon the taking of a written consent of shareho1ders for such purpose. All remaining directors of the Corporation shall be elected by the holders of Common Stock, voting together as a single class. In the case of any vacancy (other than a vacancy caused by removal by vote of the shareholders in accordance with applicable law) in the office of a director occurring among the directors elected by the holders of a class of stock (if any) pursuant to this Section C.2, the remaining directors so elected by that class may, by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class of stock (if any) or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class of stock entit1ed to elect such director or directors, given either at a special meeting of such shareholders du1y called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be fil1ed by the holders of that class of stock represented at a meeting or pursuant to written consent.

            D. Conversion Rights

Each share of Preferred Stock shall be conveI1ib1e at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted shall be determined by dividing the Series A Original Price by the Series A Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The number of shares of Common Stock into which each share of the Series B Preferred Stock may be converted shall be determined by dividing the Series B Original Price by the Series B Conversion Price (determined as hereinafter provided) in effect at the time of the conversion.

            1. The Conversion Price of the Series A Preferred Stock, before any adjustment is required pursuant to Section E, shall be equal to the Series A Original Price. The Conversion Price of the Series B Preferred Stock, before any adjustment is required pursuant to Section E, shall be equal to the Series B Original Price.

            2. The holder of any shares of Preferred Stock may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of ComnI0n Stock as provided in Subsection 0.3. The holder shall be deemed to have become a shareholder of record of the Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock not so converted.

            3. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at anyone time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal -to the fair market value of such fractional interest as determined in good faith by the Corporation's Board of Directors.

            4. The Corporation shall pay any and all issue and other issuance related taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax: has been paid.

            5. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time use its best efforts to obtain necessary director and shareholder approvals, in accordance with the laws of the State of North Carolina, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Common Stock upon obtaining such approvals. Before taking any action that would cause an adjustment reducing the Preferred Stock Conversion Prices below the then par value of the shares of Common Stock issuable upon the conversion of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Prices.

            6. If the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section E.l), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

            7. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale treated as a Liquidating Event pursuant to Section B.4 above), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Section E set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in Section E shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Preferred Stock.

            8. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

            9. All shares of Common Stock that may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

            10. In case any shares of Preferred Stock shall be converted pursuant to Sections D or F hereof, the shares so converted shall be cancelled and shall thereafter be subject to reissuance by the Corporation.

            11. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation. but will at all times in good faith assist in the carrying out of all of the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

            E. Adjustment of Conversion Prices

The Conversion Prices from time to time in effect shall be subject to adjustment from time to time as follows.

            1. Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock without a corresponding adjustment with respect to the Preferred Stock, the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding adjustment with respect to the Preferred Stock. The applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such combination shal1 be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

            2. Noncash Dividends. Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

            a. the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, other than distributions payable in cash, or subdivisions or combinations of the Corporation's outstanding shares of Common Stock; or

            b. the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

            c. of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, which transaction is not a Liquidating Event. or of the conveyance of all or substantially all of the assets of the Corporation to another corporation, which transaction is not a Liquidating Event;

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

            3. Issuances at Less Than the Conversion Price. Upon the issuance or sale by the Corporation of:

            a. Common Stock for a consideration per share less than any Conversion Price in effect immediately prior to the time of such issue or sale; or

            b. any Stock Purchase Rights, the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) at a purchase price less than any Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

            c. any Convertible Securities, the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities at a purchase price less than any Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities; other than an issuance of Common Stock pursuant to Subsections E.l or E.6 hereof; then forthwith upon such issue or sale, the Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by the following formula:

N + C CP = CP * N + AS where:

CP* = the Conversion Price of the affected series of Preferred Stock as so adjusted;

CP = the former Conversion Price of the affected series of Preferred Stock;

N = the number of shares of Common ~tock outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock;

C = the number of shares of Common Stock that the aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the then existing Conversion Price of the affected series of Preferred Stock;

AS = the number of shares of Common Stock so issued or deemed to be issued.

Notwithstanding the foregoing, no Conversion Price shall be so reduced at such time if the amount of such reduction would be an amount less than $.001, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward shall aggregate $.00 I or more.

            4. Definitions. For purposes of Subsection E.3, the following provisions will be applicable.

            a. "Convertible Securities" shall mean evidences of indebtedness, shares of stock (including, without limitation, the Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

            b. "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

            c. Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

            5. Determination of Consideration. The consideration deemed to be received by the Corporation for the issuance, sale or grant of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows.

            a. Cash Payment. In the case of cash, the net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale.

            b. Noncash Payment. In the case of consideration other than cash, the value of such consideration, which shall not include the value of any Convertible Securities being converted or exchanged, as determined by the Board of Directors in good faith, after deducting any accrued interest or dividends.

            c. Stock Purchase Rights and Convertible Securities. The consideration deemed received by the Corporation upon the issuance or sale of any Stock Purchase Rights or Convertible Securities shall be the total consideration, if any, received by the Corporation as consideration for the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.

            d. Readjustment of Conversion Price. In the event of any change in (i) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the applicable Conversion Prices as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Prices that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not converted, the applicable Conversion Prices then in effect shall forthwith be increased to the Conversion Prices that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of any Conversion Price pursuant to this paragraph (d) shall (i) increase the applicable Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or (ii) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Preferred Stock upon any conversion of any share of Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.

            e. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section E, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of the series of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written notice at any time issue a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price of the series of Preferred Stock affected at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's shares.

            6. Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Price in the case of (i) the waiver of any such adjustment by the holders of at least a majority of the shares of Preferred Stock, (ii) the issuance or sale of shares of Common Stock upon exercise of stock options or warrants outstanding on the date of filing of these Amended and Restated Articles of Incorporation, (iii) the sale of up to One Million (1,000,000) shares (as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like) of Common Stock, or the issuance of options to purchase up to such number of shares, or any combination thereof, to employees, officers, directors and/or consultants of the Corporation provided that the sales or issuances are approved by the Company's Board of Directors; or (iv) the issuance of Common Stock upon conversion of Preferred Stock. The issuances or sales described in the preceding clauses (i), (ii), (iii) and (iv) shall be ignored for purposes of calculating any adjustment to any Conversion Price.

            F. Mandatory Conversion Each share of Preferred Stock shall automatically be converted into shares of Common Stock, at the then applicable conversion rate, upon (a) the effectiveness of the Corporation's initial registration statement for the sale of its shares of Common Stock in a firm commitment underwritten public offering registered under the Securities Act, of 1933, as amended, with net proceeds to the Corporation of at least $10,000.000, or (b) election by holders of at least two-thirds (2/3) of the then outstanding Preferred Stock. All holders of record of shares of Preferred Stock will be given at least twenty (20) days' prior written notice of the date fixed for mandatory conversion of the Preferred Stock and the event causing the mandatory conversion of the Preferred Stock into Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Preferred Stock at such holder's address as shown in the records of the Corporation. On or before the date so fixed for conversion, each holder of shares of the Preferred Stock shall surrender the certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. The mechanics for conversion and other provisions relating to conversion of Preferred Stock into Common Stock set forth elsewhere in these Amended and Restated Articles of Incorporation shall apply to the mandatory conversion of the Preferred Stock. Notwithstanding the foregoing, from and after the conversion date all outstanding certificates for the Preferred Stock shall represent only the right to receive the shares of Common Stock into which such certificate is convertible pursuant to this section.

ARTICLE V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its shareholders or any class thereof, as the case may be, it is further provided that:

            A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

            B. Except as otherwise provided in these Amended and Restated Articles of Incorporation, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the shareholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation (considered for this purpose as one class), except as otherwise provided in these Amended and Restated Articles of Incorporation. No amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the shareholders.

            C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI.

Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the Corporation shall be liable to the Corporation or to any of its shareholders for monetary damages for breach of duty as a director. No amendment to or repeal of this provision or adoption of a provision inconsistent herewith shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal or adoption of an inconsistent provision. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the .corporation for any liability that has not been eliminated by the provisions of this Article.